SIXTH AMENDMENT TO

RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT to the Retail Fund Participation Agreement is made and entered into as of March 8th, 2016 by and among Hartford Life Insurance Company (the “Company’’) acting  through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), AllianceBernstein Investor Services, Inc. (“ABIS”) and AllianceBernstein Investments, Inc. (“ABI”) and (collectively, the “parties”).

WHEREAS, the parties have entered into a Retail Fund Participation Agreement dated as of July 2, 2001 (the “Agreement”), pursuant to which the Company undertakes to perform administrative services on behalf of certain open-end investment companies registered under the Investment Company Act of 1940 (the “Funds”), of  which  certain  share classes  of  certain  Portfolios are investment options for certain group funding arrangements issued by the Company  in connection with certain retirement plans intended  to meet  the qualification  requirements  of Sections  401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended  (the “Plans”); and

WHEREAS, the parties now desire to amend that Agreement to allow for the addition of certain Funds or share classes of Funds.

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

1.                                      Schedules A and B of the Agreement are hereby deleted and replaced in their entirety by the Schedules A and B attached hereto.

2.                                      This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

Hartford Life Insurance Company, Inc.		AllianceBernstein Investor Services, Inc.
By Massachusetts Mutual Life Insurance
Company, Its Administrator

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	Senior Vice President	Title:	Director & Secretary

AllianceBernstein Investments, Inc.

		By:	[Redacted]
		Name:	[Redacted]
		Title:	Director & Secretary

SCHEDULE A

Company Separate Accounts

and

Available Funds

Separate Accounts

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts.  Currently, those Separate Accounts are as follows:

401Market

K, Kl, K2, K3, K4,

TK, TK1, TK2, TK3, TK4

VK, VK1, VK2, VK3, VK4

UK, UK1, UK2, UK3, UK4

403 and 457 Markets

DCI,  DCII, DCIII, DCIV,  DCV, DCVI,  457, 401,UFC,

Separate Account Two,

Separate Account Eleven,

Separate Account Twelve,

Separate Account Fourteen

Available Funds

Class A, R, I, Z and advisor class shares of any Portfolio agreed to by the parties, except the AB Exchange Reserves Fund.

SCHEDULE B

FEES

In consideration of the services provided by the Company, ABIS and ABI each agree to pay the Company or its broker-dealer affiliate, if appropriate, an amount equal to the following basis points per annum on the total average aggregate amount invested by the Company’s Separate Account(s) in each Fund under the Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

Share Classes of AB Funds	Service Fees	12b-1 Fees
A	0.30% (30 basis points)	0.25%
Advisor	0.30% (30 basis points)	0.00%
R	0.30% (30 basis points)	0.50%
I	0.15% (15 basis points)	0.00%
Z	0.00% (0 basis points)	0.00%

The parties understand and agree that Service Fees shall only be payable with respect to defined contribution plans. For the avoidance of doubt, ABIS shall not pay Service Fees with respect to defined benefit plans.

The Company shall calculate the amount of each quarterly payment and shall deliver to ABIS a quarterly statement showing the calculation of the amount of Service Fees payable to the Company for the quarter, along with such other supporting data as may be reasonably requested by ABIS.